FOR IMMEDIATE RELEASE
LabCorp Contacts:
Christin O'Donnell (investors) – 336-436-5076
Investor@Labcorp.com

Kimbrel Arculeo (media) – 336-436-8263
Media@Labcorp.com

Labcorp to Host Investor Day on September 14, 2023

BURLINGTON, N.C., July 31, 2023 — Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced it will host an Investor Day on Thursday, September 14, 2023, in New York City, beginning at 1:00 p.m. ET and is expected to conclude by approximately 4:00 p.m. ET.

This event will highlight Labcorp’s go-forward strategy from Labcorp Chairman & CEO Adam Schechter, followed by business overviews and a longer-term financial outlook. Presentations will be followed by a Q&A session.

A live webcast of the event will be available through the Labcorp Investor Relations website beginning at 1:00 p.m. ET. A replay of the webcast and supporting materials will be available after the conclusion of the event.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's more than 60,000 employees serve clients in over 100 countries, worked on over 80% of the new drugs approved by the FDA in 2022 and performed more than 600 million tests for patients around the world. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

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